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EXHIBIT 10.32

FIRST AMENDMENT TO COMMERCIAL LEASE
[CarrAmerica Realty, L.P./Tenfold Corporation]

        THIS FIRST AMENDMENT (this "First Amendment") is entered into as of the 12 day of December, 2001, between CARRAMERICA REALTY, L.P., a Delaware limited partnership ("Landlord"), whose address is 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, and TENFOLD CORPORATION, a Delaware corporation ("Tenant"), whose address is 180 West Election Drive, Suite 100; Draper, Utah 84020.

        FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

        1.    Definition—Lease.    As used in this First Amendment, "Lease" means the Commercial Lease, dated November 12, 1996, entered into between Draper Park North, L.C., a Utah limited liability company, the predecessor in interest to Landlord, as landlord, and Keytex Corporation, a Delaware corporation, predecessor in interest to Tenant, as tenant.

        2.    Purpose.    Landlord and Tenant desire to extend the existing term of the Lease, which would otherwise expire on December 14, 2001, in accordance with the terms and conditions set forth in this First Amendment.

        3.    Extension of Term.    The term of the Lease is extended until March 31, 2002.

        4.    Rent and Other Obligations.    The "Base Rent" payable under the Lease during the extension described in Paragraph 3 of this First Amendment shall be the same as that currently being paid under the Lease, namely, $29,061.65 per month. During such extension, all "Additional Rent" as defined under the Lease shall continue to be due and payable, and all other terms and conditions of the Lease shall continue in full force and effect.

        5.    General Provisions.    In the event of any conflict between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall control. As modified by this First Amendment, the Lease and all of the parties obligations under the Lease are ratified and affirmed in their entirety. This First Amendment shall inure to the benefit of, and be binding on, Landlord and Tenant and their respective successors and assigns. This First Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the State of Utah. This First Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each individual executing this First Amendment represents and warrants that such individual has been duly authorized to execute and deliver this First Amendment in the capacity and for the entity set forth where such individual signs.

        LANDLORD AND TENANT have executed this First Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:
CARRAMERICA REALTY, L.P., by its general partner:
CARRAMERICA REALTY GP HOLDINGS, INC., a Delaware corporation
By

Its

Date

TENANT:
TENFOLD CORPORATION
By

Print or Type Name of Signatory:
John Ames

Its	Vice President, Chief Financial Officer
Date

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FIRST AMENDMENT TO COMMERCIAL LEASE [CarrAmerica Realty, L.P./Tenfold Corporation]